The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and prospectus supplement addendum do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated July 19, 2021

Pricing Supplement dated July , 2021 (To the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019 and the Prospectus Supplement Addendum dated February 18, 2021)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-232144
$ Autocallable Contingent Interest Notes Due July 21, 2022 Linked to the Common Stock of Capital One Financial Corporation Global Medium-Term Notes, Series A

General

•	Unlike ordinary debt securities, the Notes do not guarantee the payment of interest or any return of principal at maturity. Instead, as described below and subject to the automatic call feature, if the Closing Price or Final Underlier Value, as applicable, of the Underlier on any Observation Date is greater than or equal to the Coupon Barrier, the notes will pay a Contingent Coupon plus all previously unpaid Contingent Coupons, if any. Investors should be willing to forgo dividend payments and, if the Final Underlier Value is less than the Trigger Value, be willing to lose a significant portion or all of their investment at maturity.
•	Unsecured and unsubordinated obligations of Barclays Bank PLC
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The Notes are expected to price on or about July 19, 2021† (the “Pricing Date”) and are expected to issue on or about July 22, 2021† (the “Issue Date”). The Initial Underlier Value is the Closing Price of the Underlier on July 16, 2021 and is not the Closing Price of the Underlier on the Pricing Date.
Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset*:	The common stock of Capital One Financial Corporation (Bloomberg ticker symbol “COF<Equity>”) (the “Underlier”)
Automatic Call Feature:	The Notes will be automatically called if the Closing Price of the Underlier on any Observation Date (other than the Final Observation Date) is greater than or equal to the Initial Underlier Value. If the Notes are automatically called, Barclays Bank PLC will pay a cash payment per Note on the applicable Call Settlement Date equal to the principal amount plus the Contingent Coupon and any Unpaid Contingent Coupons otherwise due. No further amounts will be owed to you under the Notes.
Contingent Coupon:

If the Notes have not been automatically called and the Closing Price of the Underlier is greater than or equal to the Coupon Barrier on any Observation Date (other than the Final Observation Date) or if the Final Underlier Value is greater than or equal to the Coupon Barrier on the Final Observation Date, Barclays Bank PLC will pay a Contingent Coupon of $8.375 per $1,000 principal amount Note on the related Coupon Payment Date plus the amounts of all Contingent Coupons, if any, that would have been paid on a previous Coupon Payment Date had the Closing Price of the Underlier been greater than or equal to the Coupon Barrier on the related Observation Date and that have not been previously paid (“Unpaid Contingent Coupons”).

If the Closing Price of the Underlier is less than the Coupon Barrier on any Observation Date (other than the Final Observation Date) or if the Final Underlier Value is less than the Coupon Barrier on the Final Observation Date, the Contingent Coupon applicable to that Observation Date will not be payable on the related Coupon Payment Date, and Barclays Bank PLC will not make any payment to you on that Coupon Payment Date. Contingent Coupons should not be viewed as periodic interest payments.

If a Contingent Coupon is not paid on any Coupon Payment Date because the Closing Price of the Underlier is less than the Coupon Barrier on the related Observation Date, that Contingent Coupon will be paid as an Unpaid Contingent Coupon on a later Coupon Payment Date only if the Closing Price of the Underlier or the Final Underlier Value, as applicable, on the Observation Date related to that later Coupon Payment Date is greater than or equal to the Coupon Barrier. You will not receive any Unpaid Contingent Coupons if the Closing Price of the Underlier or the Final Underlier Value, as applicable, on each subsequent Observation Date is less than the Coupon Barrier.

Payment at Maturity:

If the Notes are not automatically called and the Final Underlier Value is greater than or equal to the Trigger Value (which equals the Coupon Barrier), you will receive a cash payment on the Maturity Date equal to $1,000 per $1,000 principal amount Note plus the Contingent Coupon and any Unpaid Contingent Coupons otherwise due.

If the Notes are not automatically called and the Final Underlier Value is less than the Trigger Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value is less than the Initial Underlier Value. Under these circumstances, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:

$1,000 × (1 + Underlier Return)

If the Notes are not automatically called and the Final Underlier Value is less than the Trigger Value, the Notes will be fully exposed to the decline in the value of the Underlier and you will lose a significant portion or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

U.K. Bail-in Power Acknowledgment:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
Coupon Barrier*:	$126.02, which is 80.00% of the Initial Underlier Value (rounded to two decimal places)
Trigger Value*:	$126.02, which is 80.00% of the Initial Underlier Value (rounded to two decimal places)
(Key Terms continued on the next page)
	Initial Issue Price[1,2]	Price to Public	Agent’s Commission[2]	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.25%	99.75%
Total	$●	$●	$●	$●

[1]	Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is expected to be between $961.30 and $991.30 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-14 of this pricing supplement.
[2]	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $2.50 per Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

(Key Terms continued from previous page)
Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value*:	$157.52, which is the Closing Price of the Underlier on July 16, 2021. The Initial Underlier Value is not the Closing Price of the Underlier on the Pricing Date.
Final Underlier Value*:	The Closing Price of the Underlier on the Final Observation Date
Closing Price*:	Closing Price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Observation Dates†:	August 16, 2021, September 16, 2021, October 18, 2021, November 16, 2021, December 16, 2021, January 18, 2022, February 16, 2022, March 16, 2022, April 18, 2022, May 16, 2022, June 16, 2022 and July 18, 2022. The final Observation Date, July 18, 2022, is the “Final Observation Date.”
Coupon Payment Dates†:	August 19, 2021, September 21, 2021, October 21, 2021, November 19, 2021, December 21, 2021, January 21, 2022, February 22, 2022, March 21, 2022, April 21, 2022, May 19, 2022, June 22, 2022 and the Maturity Date
Call Settlement Dates†:	With respect to each Observation Date (other than the Final Observation Date), the Coupon Payment Date immediately following that Observation Date
Maturity Date*†:	July 21, 2022
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06748W5Y5 / US06748W5Y57
*	In the case of certain corporate events related to the Underlier, the Calculation Agent may adjust any variable, including but not limited to, the Underlier, Initial Underlier Value, Final Underlier Value, Coupon Barrier, Trigger Value and Closing Price of the Underlier if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlier. The Calculation Agent may accelerate the Maturity Date upon the occurrence of certain reorganization events and additional adjustment events. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.
†	Expected. In the event that we make any change to the expected Pricing Date or Issue Date, the Observation Dates, the Coupon Payment Dates and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. Each Observation Date may be postponed if that date is not a scheduled trading day or if a market disruption event occurs on that date as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement. In addition, a Call Settlement Date, a Coupon Payment Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the prospectus supplement addendum dated February 18, 2021. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

•	Prospectus supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

•	Prospectus supplement addendum dated February 18, 2021: http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

Scenario Analysis and Hypothetical Examples

The following examples are hypothetical and are provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Underlier relative to its Initial Underlier Value. We cannot predict the Closing Price of the Underlier on any day during the term of the Notes, including on the Observation Dates. You should not take these examples as an indication or assurance of the expected performance of the Underlier. The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 issue price. The following examples illustrate amounts payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions:

Principal Amount:	$1,000
Term:	Approximately 1 year
Hypothetical Initial Underlier Value*:	$100.00
Contingent Coupon:	$8.375 per $1,000 principal amount Note
Observation Dates:	Observation Dates will occur as set forth on the cover page of this pricing supplement.
Hypothetical Coupon Barrier*:	$80.00 (which is 80.00% of the hypothetical Initial Underlier Value)
Hypothetical Trigger Value*:	$80.00 (which is 80.00% of the hypothetical Initial Underlier Value)

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlier Value, Coupon Barrier or Trigger Value. The hypothetical Initial Underlier Value of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlier Value. The actual Initial Underlier Value, Coupon Barrier and Trigger Value are set forth under “Key Terms” above. For historical Closing Prices of the Underlier, see the historical information set forth under the section titled “Historical Information” below.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$110.00	Closing Price of Underlier at or above Initial Underlier Value; Notes are automatically called and Issuer pays principal plus Contingent Coupon of $8.375 on Call Settlement Date.
Total Payment (per $1,000 Note):		$1,008.375 (0.8375% total return on the Notes)

Because the Closing Price of the Underlier is greater than or equal to the Initial Underlier Value on the first Observation Date, the Notes are automatically called on the first Observation Date. The Issuer will pay $1,008.375 per $1,000 principal amount Note on the Call Settlement Date, which is equal to your principal amount plus the Contingent Coupon due in connection with the first Observation Date. No further amounts will be owed to you under the Notes. Accordingly, the Issuer will have paid a total of $1,008.375 per Note for a total return of 0.8375% on the Notes.

Example 2 — Notes Are Automatically Called on the Third Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$95.00	Closing Price of Underlier below Initial Underlier Value and above Coupon Barrier; Notes NOT automatically called and Issuer pays Contingent Coupon of $8.375 on first Coupon Payment Date.
Second Observation Date	$75.00	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier; Notes NOT automatically called and Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	$115.00	Closing Price of Underlier at or above Initial Underlier Value; Notes are automatically called and Issuer pays principal plus Contingent Coupon of $16.75 (reflecting Contingent Coupon for third Observation Date and Unpaid Contingent Coupon for second Observation Date) on Call Settlement Date.
Total Payment (per $1,000 Note):		$1,025.125 (2.5125% total return on the Notes)

Because the Closing Price of the Underlier is greater than or equal to the Initial Underlier Value on the third Observation Date, the Notes are automatically called on the third Observation Date. The Issuer will pay $1,016.75 per $1,000 principal amount Note on the Call Settlement Date, which is equal to your principal amount plus the Contingent Coupon for the third Observation Date and the Unpaid Contingent Coupon for the second Observation Date. No further amounts will be owed to you under the Notes.

In addition, because the Closing Price of the Underlier is greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $8.375 on the first Coupon Payment Date. Because the Closing Price of the Underlier is less than the Coupon Barrier on the second Observation Date, the Issuer will not pay any Contingent Coupon on the Coupon Payment Date following the second Observation Date; however, because the Closing Price of the Underlier on the third Observation Date is greater than the Coupon Barrier, the Contingent Coupon that would have been paid on the second Coupon Payment Date had the Closing Price of the Underlier been greater than or equal to the Coupon Barrier on the second Observation Date will be paid on the third Coupon Payment Date. Accordingly, the Issuer will have paid a total of $1,025.125 per Note for a total return of 2.5125% on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Underlier Value Is Above the Trigger Value

Date	Closing Price	Payment (per Note)
First Observation Date	$85.00	Closing Price of Underlier below Initial Underlier Value and above Coupon Barrier; Notes NOT automatically called and Issuer pays Contingent Coupon of $8.375 on first Coupon Payment Date.
Second Observation Date	$75.00	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier; Notes NOT automatically called and Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third through Eleventh Observation Dates	Various (below Coupon Barrier)	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier; Notes NOT automatically called and Issuer DOES NOT pay Contingent Coupon on third through eleventh Coupon Payment Dates.
	Final Underlier Value
Final Observation Date	$90.00	Final Underlier Value above Trigger Value (which equals Coupon Barrier); Issuer pays principal plus Contingent Coupon of $92.125 (reflecting Contingent Coupon for Final Observation Date and Unpaid Contingent Coupons for second through eleventh Observation Dates) on Maturity Date.
Total Payment (per $1,000 Note):		$1,100.50 (10.05% total return on the Notes)

Because the Closing Price of the Underlier is less than the Initial Underlier Value on each Observation Date prior to the Final Observation Date, the Notes are not automatically called. Because the Final Underlier Value is greater than or equal to the Coupon Barrier and the Trigger Value, at maturity, the Issuer will pay $1,092.125 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon for the Final Observation Date and the Unpaid Contingent Coupons for the second through eleventh Observation Dates.

In addition, because the Closing Price of the Underlier is greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $8.375 on the first Coupon Payment Date. Because the Closing Price of the Underlier is less than the Coupon Barrier on the second through eleventh Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates; however, because the Closing Price of the Underlier on the Final Observation Date is greater than the Coupon Barrier, the Contingent Coupon that would have been paid on each of the second through eleventh Coupon Payment Dates had the Closing Price of the Underlier been greater than or equal to the Coupon Barrier on the second through eleventh Observation Dates will be paid on the Maturity Date. Accordingly, the Issuer will have paid a total of $1,100.50 per Note for a total return of 10.05% on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Underlier Value Is Below the Trigger Value

Date	Closing Price	Payment (per Note)
First Observation Date	$75.00	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier; Notes NOT automatically called and Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Date	$70.00	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier; Notes NOT automatically called and Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third through Eleventh Observation Dates	Various (below Coupon Barrier)	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier; Notes NOT automatically called and Issuer DOES NOT pay Contingent Coupon on third through eleventh Coupon Payment Dates.
	Final Underlier Value
Final Observation Date	$70.00	Final Underlier Value below Trigger Value (which equals Coupon Barrier); Issuer DOES NOT pay Contingent Coupon on Maturity Date and will repay less than the principal amount resulting in a loss of 1.00% of the principal amount of the Notes for every 1% that the Final Underlier Value is less than the Initial Underlier Value.
Total Payment (per $1,000 Note):		$700.00 (a loss of 30.00% on the Notes)

Because the Closing Price of the Underlier is less than the Initial Underlier Value on each Observation Date prior to the Final Observation Date, the Notes are not automatically called. Because the Final Underlier Value is less than the Trigger Value, at maturity, the Issuer will pay a total of $700.00 per $1,000 principal amount, calculated as follows:

$1,000 × (1 + Underlier Return)

= $1,000 × (1 + -30.00%) = $700.00

In addition, because the Closing Price of the Underlier is less than the Coupon Barrier on each Observation Date prior to the Final Observation Date and the Final Underlier Value is less than the Coupon Barrier on the Final Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

Selected Purchase Considerations

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

•	You do not anticipate that the Final Underlier Value will be less than the Trigger Value on the Final Observation Date, and you are willing and able to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount of your Notes.

•	You do not anticipate that the Closing Price of the Underlier will be less than the Coupon Barrier on any Observation Date (other than the Final Observation Date) or that the Final Underlier Value will be less than the Coupon Barrier on the Final Observation Date, and you are willing and able to accept the risk that, if it is, you may receive few or no Contingent Coupons over the term of the Notes.

•	You are willing and able to forgo participation in any appreciation of the Underlier, and you understand that any return on your investment will be limited to the Contingent Coupons that may be payable on the Notes.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the Underlier, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underlier, nor will you have any voting rights with respect to the Underlier.

•	You are willing and able to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity if the Notes are not automatically called.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

•	You seek an investment that provides for the full repayment of principal at maturity.

•	You anticipate that the Final Underlier Value will be less than the Trigger Value on the Final Observation Date, or you are unwilling or unable to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount of your Notes.

•	You anticipate that the Closing Price of the Underlier will be less than the Coupon Barrier on one or more Observation Dates (other than the Final Observation Date) or that the Final Underlier Value will be less than the Coupon Barrier on the Final Observation Date, or you are unwilling or unable to accept the risk that, if it is, you may receive few or no Contingent Coupons over the term of the Notes.

•	You seek exposure to any upside performance of the Underlier or you seek an investment with a return that is not limited to the Contingent Coupons that may be payable on the Notes.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underlier, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underlier.

•	You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if they are not automatically called.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set forth in this pricing supplement, the prospectus, the prospectus supplement and the prospectus supplement addendum. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments, the relevance of factors such as the nature of the underlying property to which the instruments are linked, and whether investors in short-term instruments should be required to accrue income. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	You May Lose a Significant Portion or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Notes are not automatically called and the Final Underlier Value is less than the Trigger Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value is less than the Initial Underlier Value. Accordingly, if the Notes are not automatically called and the Final Underlier Value is less than the Trigger Value, the Notes will be fully exposed to the decline in the value of the Underlier and you will lose a significant portion or all of your investment at maturity.

•	You May Not Receive Any Contingent Coupons — The Notes differ from ordinary debt securities in that they do not provide for regular interest payments. If the Closing Price of the Underlier is less than the Coupon Barrier on any Observation Date (other than the Final Observation Date) or if the Final Underlier Value is less than the Coupon Barrier on the Final Observation Date, Barclays Bank PLC will not pay the Contingent Coupon applicable to that Observation Date or any Unpaid Contingent Coupons. If a Contingent Coupon is not paid on any Coupon Payment Date because the Closing Price of the Underlier is less than the Coupon Barrier on the related Observation Date, that Contingent Coupon will be paid as an Unpaid Contingent Coupon on a later Coupon Payment Date only if the Closing Price of the Underlier or the Final Underlier Value, as applicable, on the Observation Date related to that later Coupon Payment Date is greater than or equal to the Coupon Barrier. You will not receive any Unpaid Contingent Coupons if the Closing Price of the Underlier or the Final Underlier Value, as applicable, on each subsequent Observation Date is less than the Coupon Barrier. If the Closing Price of the Underlier is less than the Coupon Barrier on each Observation Date prior to the Final Observation Date and the Final Underlier Value is less than the Coupon Barrier on the Final Observation Date, Barclays Bank PLC will not pay any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

•	Your Potential Return on the Notes Is Limited, and You Will Not Participate in Any Appreciation of the Underlier — The return potential of the Notes is limited to the Contingent Coupons, regardless of the appreciation in the value of the Underlier. In addition, any return on the Notes will be based on the number and sequence of Observation Dates on which the Closing Price of the Underlier or the Final Underlier Value, as applicable, has equaled or exceeded the Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called due to the automatic call feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be automatically called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you will not participate in any appreciation in the value of the Underlier even though you will be subject to the Underlier’s risk of decline. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlier.

•	Your Potential Return on the Notes Will Be Different Depending on the Sequence of Closing Prices on Different Observation Dates and the Final Underlier Value on the Final Observation Date — Depending on the sequence in which the Closing Price of the Underlier or the Final Underlier Value, as applicable, is greater than or equal to the Coupon Barrier on specific Observation Dates (if at all), you could receive a lesser or greater return regardless of the number of Observation Dates on which the Closing Price of the Underlier or the Final Underlier Value, as applicable, is greater than or equal to the Coupon Barrier. For example, if the Closing Price of the Underlier is less than the Coupon Barrier on each of the first three Observation Dates but the Final Underlier Value is greater than or equal to the Coupon Barrier on the Final Observation Date, you will receive four Contingent Coupons (three in the form of Unpaid Contingent Coupons). However, if the Closing Price of the Underlier or the Final Underlier Value, as applicable, is greater than or equal to the Coupon Barrier on each of the first two Observation Dates but on no subsequent Observation Dates, you will receive only two Contingent Coupons, even though the Closing Price of the Underlier or the Final Underlier Value, as applicable, was greater than or equal to the Coupon Barrier on twice as many Observation Dates as in the previous example.

•	Reinvestment Risk — If your Notes are automatically called early, the holding period over which you may receive Contingent Coupons could be as short as approximately 1 month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. For the avoidance of doubt, the fees and commissions described on the cover page of this pricing supplement will not be rebated if the Notes are automatically called.

•	Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Notes to maturity unless the Notes are automatically called. Although the Notes provide for the repayment of your principal at maturity if the Notes are not automatically called and the Final Underlier Value is greater than or equal to the Trigger Value, if you sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment even if at that time the value of the Underlier is greater than or equal to the Trigger Value. See “Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk — Volatility is a measure of the degree of variation in the price of the Underlier over a period of time. The Contingent Coupon was determined based on a number of factors, including the expected volatility of the Underlier. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than it otherwise would have been had the expected volatility of the Underlier, calculated at the time the terms of the Notes were set, been lower. As volatility of an Underlier increases, there will typically be a greater likelihood that (a) the Closing Price of that Underlier or the Final Underlier Value, as applicable, will be less than its Coupon Barrier on one or more Observation Dates and (b) the Final Underlier Value of that Underlier will be less than its Trigger Value.

Accordingly, you should understand that a higher Contingent Coupon will reflect, among other things, an indication of a greater likelihood that you will (a) not receive a Contingent Coupon with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupons been lower. In addition, actual volatility over the term of the Notes may be significantly higher than the expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose a significant portion or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the Underlier — The return on your Notes may not reflect the return you would realize if you actually owned the Underlier. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Underlier would have.

•	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Consequences” above.

Risks Relating to the Issuer

•	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier

•	Single Equity Risk — The value of the Underlier can rise or fall sharply due to factors specific to the Underlier and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlier.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments —The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the Underlier. However, the Calculation Agent might not make such adjustments in response to all events that could affect the Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of the Underlier, the Calculation Agent will make adjustments to the Underlier that may result in payments on the Notes being based on the performance of shares, cash or other assets distributed to holders of the Underlier upon the occurrence of such event or, in some cases, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlier. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlier is to be determined; determining whether to adjust any variable described herein in the case of certain corporate events related to the Underlier that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlier; and determining whether to accelerate the Maturity Date upon the occurrence of certain reorganization events and additional adjustment events. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the Underlier on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlier;

o	the time to maturity of the Notes;

o	the dividend rate on the Underlier;

o	interest and yield rates in the market generally;

o	the existence of any Unpaid Contingent Coupons;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information about the Underlier

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of the Underlier can be located on a website maintained by the SEC at http://www.sec.gov by reference to that issuer’s SEC file number provided below.

Included below is a brief description of the issuer of the Underlier. This information has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Capital One Financial Corporation

According to publicly available information, Capital One Financial Corporation (the “Company”) is a financial services holding company with banking and non-banking subsidiaries. The Company offers a range of financial products and services to consumers, small businesses and commercial clients through digital channels, branches, cafes and other distribution channels. Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-13300. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “COF.”

Historical Information

The graph below sets forth the historical performance of the Underlier from January 4, 2016 to July 16, 2021, based on the daily Closing Prices of the Underlier. The Closing Price of the Underlier on July 16, 2021 was $157.52.

We obtained the Closing Prices of the Underlier from Bloomberg Professional® service, without independent verification. Historical performance of the Underlier should not be taken as an indication of future performance. Future performance of the Underlier may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the Underlier during the term of the Notes, including on any of the Observation Dates. We cannot give you assurance that the performance of the Underlier will not result in a loss on your initial investment. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

* The dotted line indicates the Coupon Barrier and Trigger Value of 80.00% of the Initial Underlier Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Pricing Date”) based on prevailing market conditions on or prior to the Pricing Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately six months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Pricing Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Pricing Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer. The placement agents will forgo fees for sales to fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates per Note as specified on the cover of this pricing supplement.

Prohibition of Sales to UK Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.